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                                                                     Exhibit 5.1

                   [LETTERHEAD OF WILMER, CUTLER & PICKERING]


                                 March 11, 2002

Danaher Corporation
2099 Pennsylvania Avenue, 12th Floor
Washington, D.C. 20006-1813

Ladies and Gentlemen:

          We have acted as securities counsel for Danaher Corporation, a Delaware corporation (the "Company"), in connection with (1) the Registration Statement on Form S-3 (File No. 333-83186) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on February 22, 2002, (2) the issuance and sale of up to 6,900,000 shares of common stock, par value $0.01 per share (the "Common Shares"), of the Company as described in the Company's prospectus supplement, dated March 6, 2002 (the "Prospectus Supplement") and related prospectus, dated March 5, 2002 (the "Prospectus"), and the public offering of the Common Shares pursuant to an Underwriting Agreement, dated March 6, 2002, between the Company and Salomon Smith Barney Inc. and Lehman Brothers Inc. as representatives for the underwriters listed on Schedule I attached thereto.

          We have examined originals, photocopies or conformed copies of all such records of the Company and its subsidiaries, all such agreements and certificates of public officials, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company. In rendering the opinions set forth below, we have assumed that (i) all signatures on all documents examined by us are genuine; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iii) each natural person signing any document reviewed by us had the legal capacity to do so; and (iv) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity.

          Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly authorized and when issued and sold in the manner set forth in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K. We also consent to the incorporation of this opinion by reference in the Registration Statement and to references to us under the headings "Legal Matters" in the Prospectus and in the Prospectus Supplement.

          In rendering the foregoing opinion, we do not express an opinion concerning any laws other than the laws of the State of New York, the general corporate law of the state of Delaware and the federal laws of the United States of America.

                                             Sincerely,

                                             WILMER, CUTLER & PICKERING


                                             By: /s/ Meredith B. Cross
                                                -------------------------------
                                                 Meredith B. Cross, a Partner